Exhibit 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

February 7, 2007

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, PA 19382

Re:	Executive Nonqualified Excess Plan

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 (the “Registration Statement”) of Nobel Learning Communities, Inc. (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to $10,000,000 of obligations (“Deferred Compensation Obligations”) which may be incurred by the Company pursuant to the Executive Nonqualified Excess Plan (the “Plan”).

In connection with our representation of the Company, as a basis for our opinions hereinafter set forth, we have examined the Registration Statement, including the exhibits thereto, the Company’s Articles of Incorporation, as amended, the Company’s By-laws, as amended, the Plan and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, it is our opinion that the Deferred Compensation Obligations incurred by the Company in accordance with the Plan will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to or delivered to any other person or entity, without, in each instance, our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the Commonwealth of Pennsylvania and the federal securities laws of the United States of America. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP